WELLS FARGO FAMILY OFFICE FUND I, LLC

DISTRIBUTION AND INVESTOR SERVICES AGREEMENT

AGREEMENT dated this 3rd day of January, 2011 by and between Wells Fargo Family Office Fund I, LLC, a Delaware limited liability company (the "Fund"), and Wells Fargo Alternative Asset Management, LLC, a Delaware limited liability company (the "Servicing Agent").

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

The Fund hereby appoints Servicing Agent to procure distribution and investor services and administrative assistance for the benefit of the Fund and of the beneficial owners of units in the Fund (“Investors”).  In this regard, Servicing Agent shall appoint various broker-dealer firms and other service firms ("Firms") to provide distribution and investor services and administrative assistance for Investors and their financial advisers (“Advisers”), and compensate Firms for the provision of such services and assistance.  Such distribution and investor services and assistance may include, but shall not be limited to, (i) training and educating Advisers as to matters regarding the Fund, (ii) assisting in the administrative review of subscription documentation and redemption requests from Investors and their Advisers, (iii) establishing Investor accounts on the Firm’s books, (iv) communicating periodically with Investors and their Advisers and providing information about the Fund, the Fund's units, and repurchase offers, (v) handling correspondence from Investors and their Advisers about their accounts, (vi) maintaining account records, (vii) receiving, aggregating and processing purchase and repurchase transactions, (viii) providing and keeping retirement plan records, (ix) acting as the sole investor of record and nominee for Investors, (x) providing Investors and their Advisers with account statements, (xi) processing distributions, (xii) issuing reports and transaction confirmations to Investors and their Advisers, (xiii) providing sub-accounting services for units held beneficially, (xiv) forwarding investor communications to Investors and their Advisers, (xv) receiving, tabulating and transmitting proxies executed by Investors, (xvi) general account administration activities, and (xvii) such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation. Firms may include affiliates of the Servicing Agent, including Wells Fargo Advisers and affiliates thereof.

2.    The Servicing Agent accepts such appointment and agrees to assume the obligations herein set forth for the compensation herein provided. The Servicing Agent shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Servicing Agent, by separate agreement with the Fund, may also serve the Fund in other capacities, including, without limitation, the investment adviser of the Fund. In carrying out its duties and responsibilities hereunder, the Servicing Agent will appoint various Firms to provide the services described herein directly to or for the benefit of Investors and their Advisers; provided, however, that the Independent Administrator of the Fund, as such term is defined in the Private Placement Memorandum of the Fund, shall be appointed under a separate agreement with the Fund and paid a separate fee. Such Firms shall at all times be deemed to be independent contractors retained by the Servicing Agent and not the Fund. The Servicing Agent and not the Fund will be responsible for the payment of compensation to such Firms for such services.

3.    For the services and facilities described above in Section 1, the Fund will pay to the Servicing Agent, quarterly in arrears, a distribution and investor services fee computed at an annual rate of 0.35% of the average month-end net assets of the Fund (computed on a quarterly basis). For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such quarter and year, respectively. The services of the Servicing Agent to the Fund under this Agreement are not to be deemed exclusive, and the Servicing Agent shall be free to render similar services or other services to others.

4.    The net asset value for the Fund shall be calculated in accordance with the provisions of the Fund's Private Placement Memorandum. On each day when net asset value is not calculated, the net asset value of the Fund shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

5.    The Servicing Agent shall be contractually bound hereunder by the terms of any announced fee cap or waiver of its fee with respect to the Fund or by the terms of any written document provided to the Board of Managers of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.  The Fund acknowledges that the Servicing Agent may, but is not obligated to, pay amounts out of its own resources in addition to any fees received by it hereunder to procure the services described herein.

6.    The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by the Servicing Agent under this Agreement.

7.    This Agreement may be terminated at any time on sixty (60) days' written notice by the Servicing Agent to the Fund, or by the Fund upon an affirmative vote of the Board of Managers of the Fund. Termination of this Agreement shall not affect the right of Servicing Agent to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination.

8.    Any agreement between the Servicing Agent and the Firms related to the services described hereunder shall be terminated without penalty to the Fund by the Servicing Agent in the event that this Agreement is terminated.

9.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

10.    Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

11.    All parties hereto are expressly put on notice of the Fund's limited liability company agreement and all amendments thereto, all of which are on file with the Securities and Exchange Commission, and the limitation of investor and trustee liability contained therein.

12.    This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the Servicing Agent have caused this Agreement to be executed as of the day and year first above written.

Wells Fargo Family Office Fund I, LLC

By:  /s/ Daniel Rauchle
        Name:  Daniel Rauchle
        Title: President

Wells Fargo Alternative Asset Management, LLC

By:  /s/ Daniel Rauchle
      Name:  Daniel Rauchle
      Title:    President